Exhibit 10.1

OFFICER CHANGE IN CONTROL SEVERANCE BENEFIT AGREEMENT

This OFFICER CHANGE IN CONTROL SEVERANCE BENEFIT AGREEMENT (the “Agreement”) is made and entered into effective as of September 9, 2014, (the “Effective Date”), by and between Sophiris Bio Inc., a British Columbia, Canada corporation (the “Company”), and Randall E. Woods (the “Officer”). The Company and the Officer are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITALS

WHEREAS, the Company desires to continue to employ Officer to provide personal services to the Company in that capacity, and wishes to provide Officer with certain severance benefits in return for Officer’s services, and Officer wishes to be so employed and to receive such benefits; and

WHEREAS, the Company and Officer wish to enter into this Agreement to define their mutual rights and duties with respect to Officer’s severance benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.     EMPLOYMENT.

1.1     Loyalty; At Will Employment. During the Officer’s employment by the Company, the Officer shall devote Officer’s full business energies, interest, abilities and productive time to the proper and efficient performance of Officer’s duties as an employee of the Company unless otherwise approved in writing by the Company’s Board of Directors (the “Board”). Officer’s employment with the Company is at will and not for any specified period and may be terminated at any time, with or without Cause, by either Officer or Company, subject to the provisions of Sections 3 and 4 below. This Agreement is additional to and does not supersede the terms of the Employment Agreement between the Officer and the Company originally entered into on August 16, 2012, as it may be subsequently amended from time to time (the “Employment Agreement”).

1.2     Termination of Obligations. In the event of the termination of the Officer’s employment with the Company, the Company shall have no obligation to pay Officer any base salary, bonus or other compensation or benefits, except: (i) as earned prior to the date of termination, (ii) as provided in Section 3, (iii) for benefits due to the Officer (and/or the Officer’s dependents) under the terms of the Company’s benefit plans, or (iv) as may otherwise be provided by the Officer’s Employment Agreement. To the extent permitted by applicable laws, the Company may offset any amounts Officer owes it or its subsidiaries against any amount it owes Officer pursuant to Section 3 of this Agreement.

1.3     Term. The term of this Agreement shall begin on the Effective Date and shall continue until Officer’s employment with the Company is terminated for any reason.

1.

2.     DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

2.1     Cause. “Cause” for the Company to terminate Officer’s employment shall mean::

(i)     Officer’s repeated failure to satisfactorily perform his or her job duties, including but not limited to Officer’s refusal or failure to follow lawful and reasonable directions of the Board;

(ii)     Officer’s commission of an act that materially injures the business of the Company;

(iii)     Officer’s commission of an act constituting dishonesty, fraud, or immoral or disreputable conduct;

(iv)     Officer’s conviction of a felony, or conviction of any crime involving moral turpitude;

(v)     Officer’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company, or which violates any material provisions of the Employment Agreement, this Agreement or any written agreement with the Company; or

(vi)     Officer’s use or intentional appropriation for Officer’s personal use or benefit of any funds, information or properties of the Company not authorized by the Company to be so used or appropriated.

The determination that the termination is for Cause shall be made by the Board in its sole discretion.

2.2     Change in Control. For purposes of this Agreement, “Change in Control” means:

(i)     an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of ownership held by a person, entity or group exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, a person, entity or group becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by such person, entity or group over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)     there is consummated a merger, consolidation, plan of arrangement or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation, plan of arrangement or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation, plan of arrangement or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation, plan of arrangement or similar transaction; or

(iii)     there is consummated a sale or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

2.

2.3     Covered Period. “Covered Period” means the period commencing one (1) month immediately prior to a Change in Control of the Company and ending eighteen (18) months immediately following a Change in Control of the Company.

2.4     Covered Termination. “Covered Termination” means a termination without Cause or resignation for Good Reason that occurs within the Covered Period. For such purposes, if the events giving rise to the Officer’s right to resign for Good Reason arise within the Covered Period, and the Officer’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Covered Termination.

2.5     Good Reason. “Good Reason” for Officer to resign employment shall mean the occurrence of any of the following events without Officer’s written consent:

(i)     a material reduction in Officer’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction;

(ii)     the relocation of Officer’s principle place of employment resulting in an increase in Officer’s one-way commuting distance from his residence by at least forty (40) miles; and

(iii)     a material reduction by the Company of Officer’s base salary, by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction generally applicable to senior executives of the Company);

provided, however, that such termination by Officer shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from Officer within thirty (30) days following the first occurrence of the condition that he considers to constitute Good Reason, describing the condition, and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice (the “Cure Period”), and (ii) Officer resigns employment and service from all positions Officer holds with the Company effective no later than thirty (30) days following the end of the Cure Period.

2.6     Integration. The parties acknowledge that the definition of “for Cause” contained within this Agreement may differ from the definitions of “for Cause” contained within Officer’s stock option agreement or other equity award agreements. The Parties agree that unless it is determined that Officer shall be terminated for “Cause” as defined in this Agreement, there shall be no termination for “Cause” under any of Officer’s stock option agreements or other equity award agreements. Therefore, unless otherwise expressly provided in such equity award agreement, the definition of “Cause” in this Agreement shall supersede and replace in its entirety any definition of “Cause” that may be included in Officer’s equity award agreements.

3.     COMPENSATION UPON TERMINATION.

3.1     Death or Disability. If the Officer’s employment with the Company is terminated as a result of death or disability, the Company shall pay to Officer, and/or Officer’s heirs, the Officer’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Officer and/or Officer’s heirs under this Agreement.

3.2     With Cause or Without Good Reason. If the Officer’s employment with the Company is terminated by the Company for Cause or if the Officer terminates employment with the Company without Good Reason, the Company shall pay the Officer’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Officer under this Agreement.

3.3     Without Cause or for Good Reason Termination Outside of Covered Period. In the event Officer’s employment with the Company is terminated by the Company without Cause or Officer resigns for Good Reason in each case at any time other than during the Covered Period, the Company shall pay the Officer’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Officer under this Agreement.

3.

3.4     Change in Control Related Severance Benefits. In the event that Officer’s employment with the Company is terminated in a Covered Termination, and Officer signs the Release and Waiver of Claims as set forth as Exhibit A or such other form of release as the Company may require in order to comply with applicable laws (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after Officer’s termination date, and allows such Release to become effective in accordance with its terms, then Officer will receive the following benefits:

(i)     the equivalent of eighteen (18) months of the Officer’s Base Salary (as defined below), less standard deductions and withholdings, which shall be paid in a single lump sum within five (5) days after the effective date of the Release or if later, the effective date of the Change in Control (if Officer’s termination occurs prior to the Change in Control). “Base Salary” shall mean Officer’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the termination, but prior to any reduction that would give rise to the Officer’s right to resign for Good Reason.

(ii)     If Officer is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Officer’s termination, the Company will pay the Officer’s COBRA group health insurance premiums for the Officer and his eligible dependents for a period of eighteen (18) months following the effective date of the Release or if later, the effective date of the Change in Control (if Officer’s termination occurs prior to the Change in Control). (the “COBRA Payment Period”); provided, however, that any such payments will cease (or will not commence) if Officer voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such premiums or if Officer becomes ineligible for COBRA coverage prior to or during such period. Officer is required to immediately notify the Company in writing of any such enrollment in a plan offered by another employer. For purposes of this Section 3.4(ii), references to COBRA premiums shall not include any amounts payable by Officer under an Internal Revenue Code Section 125 health care reimbursement plan.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Officer a taxable cash amount, which payment shall be made regardless of whether Officer or Officer’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period, or (ii) the date Officer voluntarily enrolls in a health insurance plan offered by another employer or entity.

(iii)     The greater of 150% of: (A) Officer’s last annual bonus amount that had been paid under the Company’s current bonus plan or any successor bonus plan (the “Bonus Plan”), or (B) the last annual target bonus amount that was in effect under the provisions of the Bonus Plan preceding Officer’s termination date, (such greater amount is the “Bonus Payment”). The Bonus Payment shall be subject to all standard deductions and withholdings and shall be paid in a single lump sum within five (5) days after the later of (A) the effective date of the Release, or (B) the effective date of the Change in Control (if Officer’s termination occurs prior to the Change in Control); and

(iv)     Full accelerated vesting of all unvested shares subject to any outstanding stock options, restricted stock or other equity awards then held by Officer that are subject to vesting solely upon the passage of time and the Officer’s continued services, such that all shares shall be vested and fully exercisable as of the effective date of the Release, or if later, the effective date of the Change in Control (if Officer’s termination occurs prior to the Change in Control). In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in Officer’s equity award agreements that may provide for immediate forfeiture of unvested equity awards in connection with a termination of employment or a limited post-termination exercise period for vested options, following any termination of Officer’s employment that is without Cause or for Good Reason and thus may potentially qualify as a Covered Termination if a Change in Control occurs within the one (1) month period thereafter, none of Officer’s equity awards shall terminate with respect to any vested or unvested portion subject to such award before the later of (A) one (1) month following such termination, or (B) the effective date of the Release; provided, however, that such awards may still earlier terminate upon a Change in Control to the extent the awards will not be assumed, continued or substituted by the acquiring or continuing entity.

4.

3.5     No Duplicative Benefits Provided Under Agreement. Unless otherwise determined by the Company in its discretion, if the Officer is otherwise eligible to receive severance benefits under this Agreement that are of the same category and would otherwise duplicate the severance benefits available under the terms of the Employment Agreement (“Duplicative Benefits”) the Officer will receive severance benefits under the Employment Agreement in lieu of any benefits under this Agreement to the extent such benefits are Duplicative Benefits, and severance benefits will be provided under this Agreement only to the extent, if any, that the benefits provided under this Agreement are not Duplicative Benefits.

4.     TAX COMPLIANCE.

4.1     Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A”). Severance benefits shall not commence until Officer has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and to the maximum extent such exemptions are available, the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, to the extent such exemptions are not available and Officer is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Officer’s separation from service, or (ii) Officer’s death. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

4.2     Parachute Payment. If any payment or benefit Officer would receive pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Officer. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Officer agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Officer will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

5.

The Company shall engage a nationally recognized accounting or consulting firm to perform the foregoing calculations. If the firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint another nationally recognized accounting or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.

The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Officer and the Company within fifteen (15) calendar days after the date on which Officer’s right to a Payment is triggered (if requested at that time by Officer or the Company) or such other time as requested by Officer or the Company. If the firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Officer and the Company with an opinion reasonably acceptable to Officer that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon Officer and the Company.

5.     COMPANY PROPERTY.

All documents, records, apparatus, equipment and other physical property that is furnished to or obtained by Officer in the course of his employment with the Company shall be and remain the sole property of the Company. Officer agrees that, upon the termination of his employment, as a condition of receiving benefits under this Agreement, he shall return all such property (whether or not it pertains to “Confidential Information” as defined in the Officer’s Confidentiality and Inventions Agreement with the Company), and agrees not to make or retain copies, reproductions or summaries of any such property.

6.     OTHER TERMINATIONS.

Notwithstanding anything to the contrary set forth herein, the Officer is not eligible for severance benefits under this Agreement if (i) the Officer is terminated within thirty (30) days following the Officer’s refusal to accept an offer of comparable employment by any successor to the Company or an affiliate thereof (provided that “comparable employment” shall mean employment with job responsibilities not violative of Section 2.5(i), base salary in an amount not violative of Section 2.5(iii), and at a business office the location of which is not violative of Section 2.5(ii)); (ii) the Officer terminates employment in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate, (iii) the Officer does not satisfy the conditions for receipt of benefits as set forth in Sections 3.4 and 5 of this Agreement; or (iv) the Officer’s employment terminates due to death, disability or any other reason other than a Covered Termination.

7.     ACKNOWLEDGEMENT.

Officer hereby acknowledges that Officer has consulted with or has had the opportunity to consult with independent counsel of Officer’s own choice concerning this Agreement, and has been advised to do so by the Company, and Officer has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Officer’s own judgment.

8.     GENERAL.

This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California. This Agreement supersedes and replaces any other agreement between Officer and the Company regarding severance benefits and/or compensation upon termination of employment, and cannot be amended or modified except by written agreement between Officer and the Company. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

6.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SOPHIRIS BIO INC.

	By: /s/	Lars Ekman
Name: Lars Ekman
Title: Chairman of the Board

Accepted and agreed:

/s/ Randall E. Woods
Randall E. Woods

7.

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Officer Change in Control Severance Benefit Agreement dated ____________ to which this form is attached, I, Randall E. Woods, hereby furnish Sophiris Bio Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Change in Control Severance Benefit Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations (excluding indemnification obligations and rights under the Company’s directors and officers insurance policies) both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised by this writing, as required by the Older Workers Benefit Protection Act, that: (A) my release and waiver granted herein does not relate to claims under the ADEA that may arise after the date I execute this Release and Waiver; (B) I should consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so), (C) I have twenty-one (21) days to consider this Release and Waiver (although I may choose to voluntarily execute this Release and Waiver earlier); (D) I have seven (7) days following the execution of this Release and Waiver to revoke the Release and Waiver; and (E) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Confidentiality and Inventions Assignment Agreement (“Confidentiality and Inventions Agreement”), which is attached hereto. Pursuant to my Confidentiality and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Confidentiality and Inventions Agreement.

8.

This Release and Waiver, including the Confidentiality and Inventions Agreement attached hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:

By:

9.